Exhibit 23.1


Consent of Independent Registered Public Accounting Firm

Metro One Development, Inc.
85 Corstate Avenue, Unit #1
Concord, Ontario  L4K 4Y2

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Metro One Development, Inc. (formerly known as On The Go Healthcare, Inc.) of our report, dated October 15, 2007 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KSB of Metro One Development, Inc. (formerly known as On The Go Healthcare, Inc.) for the year ended July 31, 2007.


/s/ Danziger Hochman Partners LLP
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Danziger Hochman Partners LLP
Toronto, Canada
June 26, 2008

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